Stock Acquisition Agreement

By and between

Benchmark Performance Group, Inc.

and

Integrated Environmental Technologies, Ltd.

1.         Purchase of IEVM Shares. Benchmark Performance Group, Inc., ("Benchmark") hereby agrees to acquire, pursuant to the further terms and provisions of this Stock Acquisition Agreement, including each of its Exhibits (hereinafter collectively the "Acquisition Agreement") Thirty-Five Million (35,000,000) shares (the "Shares") of the common stock, par value $0.001, of Integrated Environmental Technologies, Ltd., a Delaware corporation with a principal place of business at 4235 Commerce Street, Little River, South Carolina 29566 ("IEVM"). This Acquisition Agreements constitutes a definitive, binding agreement for the acquisition of the Shares by Benchmark, and supersedes all prior agreements with respect thereto, including, but not limited to, that certain May 22, 2007, Term Sheet for Stock Acquisition and Exclusive License and Distributorship Agreement between Integrated Environmental Technologies, Ltd./ LE.T., Inc. and Benchmark Performance Group, Inc.

2.         Share Purchase Price. The aggregate purchase price payable for the Shares shall be Three Million Five Hundred Thousand USD ($3,500,000) (the "Purchase Price") ($0.10 per Share).

3.         Payment of Share Purchase Price. The Purchase Price will be paid (and the Shares will be issued) according to the following installment schedule:

(a)       First Installment. Three Hundred Twelve Thousand Dollars ($312,000) heretofore paid by Benchmark to IEVM, via wire transfer, for the purchase of 6 EcaFlo® Model C-104 units shall be converted to an equity investment and applied to the Purchase Price.

(b) Second Installment. Within three (3) business days of its execution of this Acquisition Agreement, Benchmark will pay and contribute to IEVM, via wire transfer, One Hundred Eighty-Eight Thousand Dollars ($188,000) (the "Second Installment"). Promptly upon its receipt of the Second Installment, IEVM will (i) issue to Benchmark a stock certificate for 5,000,000 shares of IEVM common stock, and (ii) cause E. Wayne Kinsey and David N. Harry to be elected to the IEVM Board of Directors, as described in section 8 below.

(c) Third Installment. On or before October 31, 2007, Benchmark will pay and contribute to IEVM, via wire transfer, Five Hundred Thousand Dollars ($500,000) (the "Third Installment"). Promptly upon its receipt of the Third Installment, IEVM will (i) issue to Benchmark a stock certificate for an additional 5,000,000 shares of IEVM common stock, and (ii) initiate (pursuant to the terms of section 5 below and the Registration Rights Agreement referenced therein) a registration of the 10,000,000 Shares theretofore issued to Benchmark.

(d) Fourth Installment. On or before April 30, 2008, Benchmark will pay and contribute to IEVM, via wire transfer, Five Hundred Thousand Dollars ($500,000) (the "Fourth Installment"). Promptly upon its receipt of the Fourth Installment, IEVM will issue to Benchmark a stock certificate for an additional 5,000,000 shares of IEVM common stock.

(e) Fifth Installment. On or before October 31, 2008, Benchmark will pay and contribute to IEVM, via wire transfer, Five Hundred Thousand Dollars ($500,000) (the "Fifth Installment"). Promptly upon its receipt of the Fifth Installment, IEVM will (i) issue to Benchmark a stock certificate for an additional 5,000,000 shares of IEVM common stock, and (ii) initiate (pursuant to the terms of section 5 below and the Registration Rights Agreement referenced therein) a registration of the 10,000,000 Shares issued to Benchmark following its payment of the Fourth and Fifth Installments.

(f) Sixth installment. On or before April 30, 2009, Benchmark will pay and contribute to IEVM, via wire transfer, Five Hundred Thousand Dollars ($500,000) (the "Sixth Installment"). Promptly upon its receipt of the Sixth Installment, IEVM will issue to Benchmark a stock certificate for an additional 5,000,000 shares of IEVM common stock.

(g) Seventh Installment. On or before October 31, 2009, Benchmark will pay and contribute to IEVM, via wire transfer, One Million Dollars ($1,000,000) (the "Seventh Installment"). Promptly upon its receipt of the Seventh Installment, IEVM will (i) issue to Benchmark a stock certificate for an additional 10,000,000 shares of IEVM common stock, and (ii) initiate (pursuant to the terms of section 5 below and the Registration Rights Agreement referenced therein) a registration of the 15,000,000 Shares issued to Benchmark following its payment of the Sixth and Seventh Installments.

4.         Stock Subscription Agreements. Benchmark will execute and deliver to IEVM a Stock Subscription Agreement, substantially in the form of Exhibit I attached hereto, with respect to each issuance of Shares to it following the Second, Third, Fourth, Fifth, Sixth and Seventh Installment payments.

5.         Registration Rights. Subject to the further terms and provision of a Registration Rights Agreement, substantially in the form of Exhibit II attached hereto, to be executed by the parties in conjunction with the Shares to be issued to Benchmark (and covering, in each instance, all unregistered Shares theretofore issued to Benchmark):

(a) Demand Rights: If at any time Benchmark requests that IEVM file a Registration Statement for the Shares issued to it as of the date of the request, IEVM will use its best efforts to cause such Shares to be registered. IEVM will not be obligated to affect more than three (3) registrations under these demand right provisions.

(b) Registration Expenses: The registration expenses (exclusive of underwriting discounts and commissions or expenses relating to special counsel for a selling shareholder) of three (3) demand registrations will be borne by IEVM.

(c) Transfer of Registration Rights: The registration rights may be transferred to a transferee who acquires at least 50% of the Shares issued to Benchmark.

6.         Anti-Dilution Period. IEVM agrees that throughout the period commencing with the Closing Date and ending October 31, 2009 (the "Anti-dilution Period"), Benchmark shall have the right and ability (and IEVM shall take such actions as shall be necessary to ensure that Benchmark has the right and ability) to maintain an equity position in IEVM equal to the equity position it would own upon the issuance of Shares to it following payment of the Seventh Installment if, between the date of Closing and the date of such payment and issuance of Shares, IEVM were to issue no additional shares of its common stock (approximately 40.61%) to any other party.

For the purposes of effecting the foregoing provisions of this section 6, and without limiting the generality thereof, if at any time during the Anti-dilution Period, IEVM shall:

(a) issue any shares of its common stock (other than the Shares to be issued to Benchmark pursuant to this Acquisition Agreement) or any note, debenture, or other evidence of indebtedness, or any option, right, warrant or other instrument or security convertible into or exchangeable for shares of its common stock;

(b) declare a dividend on the common stock of the corporation payable in the common stock of the corporation;

(c) subdivide or split the outstanding shares of common stock of the corporation; authorize and issue any new class or series of equity securities or any note, debenture, or other evidence of indebtedness, or any option, right, warrant or other instrument or security convertible into or exchangeable for shares of such other class or series); or

(e) issue any shares of its common stock to any holder, transferee or assignee of a currently outstanding note, debenture, or other evidence of indebtedness, or any option, right, warrant or other instrument or security convertible into or exchangeable for shares of IEVM's common stock upon the holder's exercise of its conversion or exchange rights thereunder, other than shares of common stock issued pursuant to any option heretofore granted to any officer, director or employee of IET.

(any of the foregoing being a "Warrant Right Event"), then IEVM shall issue to Benchmark a warrant entitling it to purchase, at $0.10 per share, such additional number of shares of IEVM's common stock as would, upon exercise, make Benchmark the holder of the same total percentage of all outstanding IEVM equity securities as it held prior to the Warrant Right Event. Any such warrant(s) shall be exercisable by Benchmark at any time through and including October 31, 2009. The parties shall execute in conjunction with any warrant(s) issued to Benchmark upon a Warrant Right Event a Registration Rights Agreement, substantially in the form of Exhibit II attached hereto, entitling Benchmark to require that IEVM seek registration, at its expense, of the shares issuable to Benchmark upon exercise of the warrant. Notwithstanding the foregoing, IEVM shall not be obligated to affect more than two (2) registrations under these demand right provisions.

7.         Option to Purchase Additional Control Shares. In addition to the Shares to be purchased by Benchmark hereunder, IEVM hereby grants Benchmark the right and option to purchase such additional number of shares of IEVM's common stock as shall, at the time of issuance, make Benchmark the holder of 51% of IEVM's total outstanding equity securities (the "Control Share Option"). Such Control Share Option shall be exercisable at any time through and including October 31, 2009, and the per share price payable for the shares purchased pursuant thereto shall be the weighted average per share price of IEVM's common stock over the 22 trading days prior to the date IEVM receives written notice from Benchmark that it intends to exercise its option, based upon the closing prices and trades posted on the Over-The-Counter Bulletin Board (otcbb.com), plus a 15% per share control premium. The parties shall execute in conjunction with the shares issued to Benchmark upon exercise of its Control Share Option a Registration Rights Agreement, substantially in the form of Exhibit II attached hereto, entitling Benchmark to require that IEVM seek registration, at its expense, of the shares issuable to Benchmark upon exercise of the Control Share Option.

8.         Board Representation. Within three (3) business days of its receipt of the Second Installment of the Purchase Price, IEVM will convene a meeting of its Board of Directors and take such action (including, if necessary, increasing the number of directors constituting IEVM's Board of Directors) to elect E. Wayne Kinsey and David N. Harry as directors of IEVM.

9.         Announcements and Press Releases. The announcement of Benchmark's acquisition of the Shares will be coordinated between the parties so as to meet Securities Exchange Commission rules and regulations and for mutual public relations benefits to both parties. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by either party of the information or the intended transaction until Closing.

10.       Exclusive License and Distributorship Agreement. The parties agree to execute an Exclusive License and Distributorship Agreement, substantially in the form of Exhibit III attached hereto.

11.       Due Diligence. IEVM has provided Benchmark and its representatives with reasonable access to IEVM, and all information it and they have reasonably requested.

12.       Representations and Warranties of IEVM. In addition to the representations and warranties made by it elsewhere in this Acquisition Agreement, IEVM makes the following representations and warranties to Benchmark. For purposes of these representations and warranties, the phrase "to IEVM's knowledge" shall mean the actual knowledge after reasonable investigation of William E. Prince and Marion C. Sofield; the term "Material Adverse Effect" means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of IEVM, and the term "SEC Filings" means any and all Securities and Exchange Commission ("SEC") filings required of IEVM under the Securities Exchange Act of 1934 (as amended).

(a)       IEVM is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

(b)       IEVM's common stock is publicly traded on the Over-The-Counter Bulletin Board (OTC:BB) under the symbol "IEVM". As of May 8, 2007 IEVM had 200,000,000 shares of authorized common stock, 51,185,383 shares of which were issued and outstanding (See Shareholder's List of May 8, 2007, attached hereto as Exhibit IV). All of the outstanding shares of IEVM are duly authorized and validly issued, fully paid and nonassessable. IEVM has no authorized stock of any other class or series, but has authorized and issued various convertible notes, convertible debentures, warrants and options to acquire its common stock, as reflected in IEVM's Form 10QSB filing for the period March 31, 2007 (filed with the Securities and Exchange Commission May 21, 2007). Since the filing of that 10QSB, IEVM has not authorized or issued any other convertible notes, debentures warrants, options or other rights or securities convertible into shares of its common stock which, upon conversion or exercise, would reduce to less than 40% the percentage of IET's common stock which Benchmark would own upon the issuance of Shares to it following payment of the Seventh Installment.

(c)       Other than I.E.T., Inc., a Nevada corporation ("IET"), IEVM does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity and is not a participant in any joint venture, partnership or similar arrangement. IET is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and for continued operation of its business after closing consistent with past practice. IET is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on IET. IEVM owns directly or indirectly 100% of the equity interests of IET.

(d)       All corporate action required to be taken by IEVM's Board of Directors in order to authorize IEVM to enter into this Acquisition Agreement (including each of its Exhibits), and to issue the Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of IEVM necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of IEVM under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares and the Note has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by IEVM, shall constitute valid and legally binding obligations of IEVM, enforceable against IEVM in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No corporate action is required to be taken by IEVM's Shareholders in order to authorize IEVM to enter into this Acquisition Agreement (including each of its Exhibits) and to issue the Shares.

(e)       The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Acquisition Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Acquisition Agreement or applicable state and federal securities laws. Assuming the accuracy of the representations of Benchmark in the Subscription Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(f)        No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of IEVM in connection with the consummation of the transactions contemplated by this Acquisition Agreement.

(g)       There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to IEVM's knowledge, currently threatened (i) against IEVM or IET, or (ii) against any of IEVM's or IET's respective officers, directors or key employees relating to their actions on behalf of IEVM or IET; or (iii) that questions the validity of this Acquisition Agreement or the right of IEVM to enter into it, or to consummate the transactions contemplated by the Acquisition Agreement; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither IEVM nor any Subsidiary, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. To IEVM's knowledge, none of IEVM's or IET's respective officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality with respect to the affairs of IEVM or IET. There is no action, suit, proceeding or investigation by or naming IEVM or IET pending or whichIEVM or IET intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to IEVM) involving the prior employment of any of IEVM's or IET's employees, their services provided in connection with IEVM's or IET's business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

(h)       IEVM and IET each owns or possesses sufficient legal rights to (i) all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) all patents and patent rights, (such rights are collectively referred to herein as the "Company Intellectual Property") as are necessary to the conduct of the IEVM's and IET's business as now conducted and to continue its business after Closing consistent with past practice, without any known conflict with, or infringement of, the rights of others. To IEVM's knowledge, no product or service marketed or sold by IEVM or IET violates or will violate any license or infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is IEVM or IET bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither IEVM nor IET has received any communications alleging that it has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person. To IEVM's knowledge, it will not be necessary to use any inventions of any of its employees (or Persons it currently intends to hire) made prior to their employment by IEVM or IET. Each key employee has assigned to IEVM or IET all intellectual property rights he or she owns that are related to IEVM's or IET's business as now conducted.

(i)        Except as noted or reflected in its SEC Filings, each of IEVM and IET is not in violation or default (i) of any provisions of its Articles or Bylaws, (ii) of any judgment, order, writ or decree, (iii) under any note, indenture, mortgage, or other instrument, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to IEVM or IET, the violation of which would have a Material Adverse Effect on IEVM or IET. The execution, delivery and performance of the Acquisition Agreement and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of anylien, charge or encumbrance upon any assets of IEVM or IET or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to IEVM or IET.

(j)        Except as noted or reflected in its SEC Filings, the property and assets IEVM and IET owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair IEVM's or IET's respective ownership or use of such property or assets. Except as noted or reflected in its SEC Filings, with respect to the property and assets it leases, IEVM and IET are in compliance with such leases and, to IEVM's knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(k)       IEVM's financial statements have been audited concurrent with its annual 10KSB filing with the SEC for the period December 31, 2006 (filed April 17, 2007). A copy of IEVM's 2006 10-KSB Financial Statements is attached as Exhibit V. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. Except as noted or reflected in its Form 10QSB filing for the period March 31, 2007 (filed with the SEC May 21, 2007), no events have occurred subsequent to December 31, 2006 that would require adjustment to or disclosure in any of the Financial Statements. The Financial Statements fairly present in all material respects the consolidated financial condition and operating results of IEVM and IET as of the dates, and for the periods indicated therein. Except as set forth in the Financial Statements or as noted or reflected in its Form 10QSB filing for the period March 31, 2007, each of IEVM and IET, individually and in the aggregate, has no material unrecorded liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to March 31, 2007. There are no uncorrected financial statement misstatements that are material, individually or in the aggregate, to the Financial Statements. IEVM maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(1)	All of IEVM's SEC Filings are current.

(m)      Since the date of IEVM's Form 10QSB filing for the period March 31, 2007, there has not been:

(i)        any change in the assets, liabilities, financial condition or operating results of IEVM or IET from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)       any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)      any waiver or compromise by IEVM or IET of a valuable right or of a material debt owed to it;

(iv)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)       any material change to a material contract or agreement by which IEVM or IET or any of their assets is bound or subject;

(vi)      any resignation or termination of employment of any officer or key employee of IEVM or IET;

(viii)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company's or any Subsidiary's ownership or use of such property or assets;

(ix)	any loans or guarantees made by IEVM or IET to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)       any declaration, setting aside or payment or other distribution in respect of any of IEVM's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by IEVM;

(xi)      any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(xii)     receipt of notice that there has been a loss of, or material order cancellation by, any major customer;

(xiii)    to IEVM's knowledge, any other event or condition of any character, other than events affecting the economy or IEVM's industry generally, that could reasonably be expected to result in a Material Adverse; or

(xiv)    any arrangement or commitment by IEVM or IET to do any of the things described in this subsection (m).

(n)	With respect to the employees of IEVM and IET:

(i)        To IEVM's knowledge, none of its or IET's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of IEVM or that would conflict with its or IET's business.

(ii)       Except as reflected in its Form 10QSB filing for the period March 31, 2007, IEVM is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each of IEVM and IET have complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. Each of IEVM and IET have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from their employees and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(iii)      To IEVM's knowledge, no key employee intends to terminate employment with IEVM or IET or is otherwise likely to become unavailable to continue as a key employee, nor does IEVM or IET have a present intention to terminate the employment of any of the foregoing.

(iv)      No former employee whose employment was terminated by IEVM or IET has asserted or to IEVM' s knowledge threatened to assert any claims against IEVM or IET or any related party arising out of such employment, and to IEVM's knowledge no facts exists which would be reasonably likely to result in such claims.

(o)       There are no federal, state, county, local or foreign taxes dues and payable by IEVM or IET which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of IEVM or IET which are clue, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. IEVM and IET have duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(p)       Each of IEVM and IET has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. Neither IEVM nor IET is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(q)       Except as could not reasonably be expected to have a Material Adverse Effect each of IEVM and IET is and has been in compliance with all Environmental Laws, and to the Company's knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by IEVM or IET. Except as could not reasonably be expected to have a Material Adverse Effect, there have been no Hazardous Substances generated by IEVM or IET that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. To IEVM's knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by IEVM or IET.

For purposes of this subsection (q) "Environmental Laws" means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, and the term the term "Hazardous Substance" shall mean and include "hazardous substances" or "pollutants or contaminants" as defined pursuant to CERCLA, "regulated substances" within the meaning of Subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, and any other substance considered toxic, hazardous or a potential threat to human health or the environment under any applicable Environmental Law, the presence of which has resulted or may result in (i) an environmental lien, or (ii) a party incurring costs or liabilities, or (iii) a party being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substances.

(r)        No representation or warranty contained in this Acquisition Agreement or any other agreement or instrument furnished by IEVM pursuant to this Acquisition Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of IEVM to Benchmark or any of its representatives pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make thestatements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule or in order to comply with applicable law. There is no fact relating to IEVM or IET that IEVM has failed to disclose to Benchmark in writing that has or could reasonably be expected to result in a Material Adverse Effect.

13.       Representations and Warranties of Benchmark. In addition to the representations and warranties made by it elsewhere in this Acquisition Agreement, Benchmark makes the following representations and warranties to IEVM.

(a)       Benchmark is duly organized and validly existing under the laws of the State of Texas and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

(b)       Benchmark has good and marketable title to all of its assets, and title is valid and proper.

(c)       To the extent required, Benchmark's Board of Directors has authorized Benchmark to enter into this Acquisition Agreement.

14.       Closing.          Closing shall occur at each party's individual office location as the parties agree (the "Closing Date"); however in no event shall such the Closing Date be later than June 20, 2007.

15.       Disclosure.         Benchmark and IEVM agree and have taken all reasonable precautions to prevent any trading in IEVM securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Share acquisition until the proposed acquisition has been closed. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by IEVM, neither party will disclose the fact that this Acquisition Agreement is being executed, except to professional advisors, employees and consultants of Benchmark and IEVM on a need-to know basis.

16.       Exclusive Negotiations.         IEVM has agreed and upheld its agreement that, until such time as this Share acquisition has been consummated, it has not permitted any of its management or agents or representatives to solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of IEVM or any acquisition or consolidation of IEVM with any third party or any similar transaction involving control, and/or ownership.

17.       Fees and Expenses.    All fees and expenses incurred in connection with the Acquisition and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

Integrated Environmental Technologies, Ltd., a Delaware corporation

By: /s/William E. Prince

William E. Prince, President

and Chief Executive Officer

Dated: June 20th, 2007.

Benchmark Performance Group, Inc. a Texas corporation

By: /s/Wayne Kinsey

Wayne Kinsey, President

and Chief Executive Officer

Dated: June 20th, 2007.